ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT ("Agreement") is made as of March 19, 2010 by and between Consolidated Electric Cooperative, Inc. and its wholly-owned subsidiary, Bright Choice, Inc. ("Consolidated" and "BCI") and Omnicity, Incorporated, an Indiana corporation ("Buyer").

RECITALS

A. BCI owns and operates certain telecommunication systems located in and around Mount Gilead, Ohio.

B. BCI desires to sell and Buyer wishes to buy substantially all the assets used or useful in the operation of those telecommunication systems for the price and on the terms set forth in this Agreement.

AGREEMENTS

In consideration of the above recitals and of the mutual agreements and covenants contained herein, Buyer and BCI agree as follows:

SECTION 1. DEFINITIONS.

The following terms as used in this Agreement, shall have the meanings set forth in this Section:

"Accounts Receivable" means all rights of BCI to payment from the Subscribers of the Systems arising from BCI's operation of the Systems prior to the Closing Date, excluding, however, the asset found on the BCI balance sheet labeled "Account receivable – NRTC Patronage".

"Assets" means all the tangible and intangible assets, real, personal, or mixed, owned or held by BCI and used or useful in the business or operations of the Systems, including the Personal Property, Real Property, the Assumed Contracts and Grants of Authority, the Accounts Receivable, the Intangibles, and all Subscriber and customer lists and other information relating to the Systems, but not including the Excluded Assets.

"Assumed Contracts and Grants of Authority" means (a) those Contracts and Grants of Authority listed in Schedule E hereto designated by Buyer to indicate that they will be assumed by Buyer at Closing, and (b) and Contracts and Grants of Authority entered into by BCI in the ordinary course of business between the date hereof and the Closing Date that Buyer expressly agrees to assume at Closing.

"**Closing**" means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Section 9.

"**Closing Date**" means the date on which the Closing occurs, as determined pursuant to Section 9.

"**Consents**" means the consents, permits, or approvals of third parties, including governmental authorities, necessary to transfer any of the Assets to Buyer or otherwise to consummate the transaction contemplated hereby.

"**Contracts**" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral, including any amendments or other modifications thereto, that relate to the Assets or the operation of any of the Systems, including, without limitation, those described in Schedule E hereto, together with any additions thereto between the date hereof and the Closing Date.

"**Disclosure Schedules**" means each of the Schedules listed herein or delivered pursuant hereto. The Disclosure Schedules attached hereto are subject to the following terms and conditions:

1. The headings in the Disclosure Schedule are inserted for convenience only and shall not create a different standard for disclosure than the language set forth in the Asset Purchase Agreement.

2. The inclusion of any Item in the Disclosure Schedule when listing a "material" item or an action "not in the ordinary course of business" is not deemed to be an admission or representation that the included item is "material" or is "not in the ordinary course of business."

3. Each capitalized term used herein and not otherwise defined shall have the meaning given to such term in the Asset Purchase Agreement.

4. Any matter disclosed in any section or subsection of the Disclosure Schedules shall be deemed disclosed for the purposes of any other section or subsection of the Disclosure Schedules so long as, and to the extent that, the application of such disclosure to such other section or subsection is reasonably apparent.

5. This Disclosure Schedule is fully incorporated into and made a part of the Asset Purchase Agreement.

"**Effective Time**" means 12:01 a.m. Eastern Standard time, on the Closing Date.

"**Environmental Law**" has the meaning set forth in Section 3.5 below.

"**Excluded Assets**" means:

(a) BCI's cash on hand or in any of BCI's bank accounts as of the Effective Time;

(b) Any insurance policies, bonds, letters of credit, or other similar items of BCI, and any cash surrender value in regard thereto;

(c) All books and records that BCI is required by law to retain or that relate solely to internal corporate matters;

(d) All claims, rights, and interest in and to any refund for federal, state, or local franchise, income, or other taxes or fees of any nature whatsoever for periods prior to the Effective Time;

(e) Any pension, profit sharing, or employee benefit plans; and

(f) The asset found on the BCI balance sheet labeled "Account receivable – NRTC Patronage".

"**FCC**" means the Federal Communications Commission.

"**Grants of Authority**" means all municipal, state, and federal grants of authority and applications therefore, which are used or useful in connection with the operation of the Systems, including those listed on Schedule E, together with any additions thereto between the date hereof and the Closing Date.

"**Governmental Licenses**" means all licenses, permits, and other authorizations issued by federal, state, or local governmental authorities to BCI in connection with the business operations of the Systems, including those set forth in Schedule B, together with any additions thereto between the date hereof and the Closing Date.

"**Hazardous Material**" has the meaning set forth in Section 3.5 below.

"**Intangibles**" means all copyrights, trademarks, service marks, trade names, licenses, patents, permits, privileges, proprietary information, technical information and data, trade secrets, machinery and equipment warranties, and all other intangible property rights and interests, whether or not applied for by, or issued to, BCI or under which BCI is licensed or franchised and used or which are, or may be, useful in, or in any way related to, the business and operations of the Systems, including those listed in Schedule G hereto, together with any additions thereto between the date hereof and the Closing Date, and all goodwill and/or customer relationships relating to all of the foregoing and the Systems.

"**Knowledge of BCI**" means the actual knowledge of any officer or director of BCI.

"**Personal Property**" means all machinery, equipment, modems and related equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, lines, cable, transmitters, repeaters, cable, inventory, and other tangible personal property used or useful in the operation of the Systems, including the property identified and described in Schedule D hereto and all computer discs and tapes, plans, diagrams, blueprints, schematics, and books and records relating to the operation of the Systems, filings with governmental agencies, and executed copies of the Contracts and Grants of Authority, together with any additions thereto between the date hereof and the Closing Date.

"**Purchase Price**" has the meaning set forth in Section 2.2 below.

"**Real Property**" means all real estate and all interest in real property, including all leaseholds, easements, licenses, rights to access, and rights of way, and all improvements thereon, used or useful in the operation of the Systems, including the property identified and described in Schedule C hereto, together with any additions thereto between the date hereof and the Closing Date.

"**Shareholder**" means Consolidated Electric Cooperative, Inc., the sole shareholder of BCI.

"**Subscribers**" means, at any time (a) those active subscribers to a System at the regular monthly subscription rates for a single household who have subscribed and paid for at least sixty days of continuous service and who are not forty-five days or more past due with respect to any amounts owed to BCI, and who have paid all applicable installation fees, plus (b) the result obtained by dividing the total subscription revenues received by BCI during the last full calendar month preceding the month in which the Closing Date occurs for service to bulk or commercial accounts by the standard average service rate charged to individual residential subscribers of such System.

"**Systems**" means the telecommunication systems and basic aggregated delivery platforms Buyer is buying from BCI, including the market (the serviceable homes), the subscribers, and the minimum acceptable signal strength at each of the serviceable homes with a tower site footprint or a hard wire or fiber feeder, as further described on Schedule A.

SECTION 2. SALE AND PURCHASE OF ASSETS.

2.1. **Agreement to Sell and Buy.** Subject to the terms and conditions set forth in this Agreement, BCI hereby agrees to transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, the Assets, free and clear of any liabilities, liens, security interests, pledges, conditions or encumbrances (except for those permitted in accordance with Sections 3.5 and 3.6 below).

2.2 **Purchase Price**. The total consideration to be paid for the Assets shall be Two Hundred Thirty-Six Thousand Dollars ($236,000.00) (the "Purchase Price"), subject to adjustments as provided below:

(a) Purchase Price and Prorations. The Purchase Price shall be adjusted as provided in this Section to give effect to the proration between Buyer and BCI of all revenues and expenses arising from the operation of the Systems. The expenses to be prorated shall include business, franchise, and license fees (including any retroactive adjustments thereof), utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, amounts due under any of the Assumed Contracts and Grants of Authority and taxes. The proration shall be made in accordance with the principle that BCI shall receive all revenues and be responsible for all expenses, costs, and liabilities allocable to the period prior to the Effective Time, and Buyer shall receive all revenues and be responsible for all expenses, costs, and obligations allocable to the period after the Effective Time, except that there shall be no adjustment and BCI shall remain solely liable with respect to any obligation or liability not being assumed by Buyer in accordance with Section 2.4.

(b) Adjustments for Subscriber Deposits and Prepayments. The Purchase Price shall be adjusted further by deducting therefrom the amount of Subscribers' deposits and prepayments, as disclosed in Exhibit E, the responsibility for which is assumed by Buyer under this Agreement.

(c) System Adjustments. If the number of wireless Subscribers is less than 160 at the Effective Time, and/or the number of combined satellite, dial-up and DSL Subscribers is less than 1150 at the Effective Time, and Buyer has waived the condition of Closing in Section 8.1(e) below, the Purchase Price shall be reduced by $500 for each wireless Subscriber less than 160, or by $150 for each satellite, dial-up or DSL Subscriber less than 1150; conversely, any subscribers exceeding 1150 satellite, dial-up, and DSL subscribers or exceeding 160 wireless subscribers shall be increased at the above stated rates. Any such increase to the Purchase Price shall be added to the Note described in Section 2.3 (a) (2).

2.3 **Payment of Purchase Price.** The Purchase Price shall be determined, insofar as feasible, on the Closing Date, and paid as follows:

(a) Payment at Closing. Buyer shall pay to BCI the Purchase Price, as determined on the Closing Date, in the following manner:

(1) Cash consideration of Two Hundred Twenty Thousand Dollars ($220,000.00) by check or federal wire transfer on the Closing Date to a bank which shall be designated by BCI at least two days prior to the date such payment becomes due.

(2) A promissory note in the form attached as Exhibit A for Sixteen Thousand Dollars ($16,000.00), payable with interest at five percent (5%) over a twelve (12) month period in quarterly payments, with the first payment being due and payable one hundred eighty (180) days after the Closing Date(the "Note").

The remaining Purchase Price to be refunded, if any, after giving effect to the adjustments in Section 2.2 (c) above will be refunded pursuant to the provisions of Section 2.3 (b) below.

(b) Final Determination of Purchase Price. The Purchase Price, taking into account all adjustments and prorations, will be determined finally, and additional payment by Buyer to BCI or refund by BCI to Buyer, as appropriate, will be made, in accordance with the following procedures:

(1) Within 60 days after the Closing Date, Buyer will deliver to BCI a statement setting forth Buyer's determination of the amount of the Purchase Price and the calculation thereof, taking into account all prorations. If BCI disputes the amount of the Purchase Price determined by Buyer, BCI shall deliver to Buyer within 30 days after his receipt of Buyer's statement a statement setting forth his determination of the amount thereof. If BCI notifies Buyer of his acceptance of Buyer's statement, or if BCI otherwise fails to deliver his own statement within the 30 day period specified in the preceding sentence, Buyer's determination shall be final and payment shall be made thereon. Debit adjustments, if any, to the Purchase Price, shall be applied to the Note.

(2) Buyer and BCI shall use their good faith efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within 15 days following the delivery of BCI's statement, each of Buyer and BCI shall select an independent arbitrator who shall be knowledgeable and experienced in the operation of telecommunication systems, and the two arbitrators so chosen shall attempt to resolve the dispute. If they are not able to do so within 45 days following the delivery of BCI's statement, the two arbitrators shall agree upon a third arbitrator and the dispute shall be resolved by the decision of the majority of the arbitrators, which shall be conclusive and binding on the parties. Each party shall bear the fees of the arbitrator chosen by it with the fee of the third arbitrator, if necessary, to be split evenly between the parties.

(c) Allocation of Purchase Price. The Purchase Price shall be allocated as set forth on Form 8594, attached hereto as Exhibit A.

2.4 Assumption of Liabilities and Obligations.

(a) Assumption. Except as provided in paragraph (b) of this Section 2.4, as of the Effective Time, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities arising out of events occurring after the Effective Time related to Buyer's ownership of the Assets or its operation of the Systems after the Effective Time, including, insofar as they relate to the period after the Effective Time and arise out of events occurring after the

Effective Time, all the obligations and liabilities of BCI under the Assumed Contracts and Grants of Authority. Buyer shall also assume BCI's obligations and liabilities as of the Effective Time with respect to customer deposits and prepayments from Subscribers. Other than as specified herein, Buyer shall assume no obligations or liabilities of BCI.

(b) Limitation. Notwithstanding any provision of this Agreement to the contrary, Buyer shall not assume: (1) any obligations or liabilities under any Contract or Grant of Authority not included in the Assumed Contracts and Grants of Authority; (2) any obligations or liabilities under the Assumed Contracts and Grants of Authority relating to the time period prior to the Effective Time; (3) any claims or pending litigation or proceedings relating to any action with respect to the operation of the Systems prior to the Effective Time; (4) any obligation or liabilities arising under capitalized leases or other financing agreements; (5) any obligations or liabilities of BCI under collective bargaining agreements, multi-employer plans or any other employee benefit plan of BCI; and (6) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of BCI prior to the Effective Time, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of BCI.

2.5 **Employees.** To the extent BCI has employees, BCI shall terminate such employees working in the business effective as the close of business the day before the Closing Date and BCI shall be responsible without exception for all compensation, taxes, insurance, accrued sick and vacation days and other benefits and amounts relating to such employees, and BCI shall indemnify, defend and hold harmless Buyer from any claims made against Buyer with respect to such obligations. Buyer shall not assume or in any way become responsible or liable for any compensation, taxes, insurance or other benefits and amounts payable by BCI on account of such employees. BCI and Buyer shall coordinate their efforts with respect to BCI's termination of the employees so that the employees will receive notice of their termination by BCI and the possibility of employment with Buyer (if applicable) at substantially the same time. Concurrent with closing, but without any obligation to do so, Buyer shall endeavor to enter into employment agreements with all such employees whom Buyer desires to employ following the Closing. Attached as part of Schedule J is a list of all employees of Seller and those to which Buyer intends to offer employment on substantially similar terms to such employees' present employment.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BCI

BCI represents and warrants to Buyer as follows:

3.1 **Organization, Standing, and Authority.** BCI is a corporation organized, validly existing, and in good standing under the laws of the State of Ohio. BCI has the requisite corporate power and authority to: (a) own, lease, and use the Assets as now owned, leased, and used; (b) to BCI's knowledge, conduct the business of operating

the Systems as now conducted; (c) execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms; and (d) transfer the Assets in accordance with the terms and conditions of this Agreement. Except for its status as a wholly-owned subsidiary of Consolidated, BCI is not a participant in any joint venture or partnership with any other person or party with respect to the Systems or any part of the Assets.

3.2 **Authorization and Binding Obligation.** The execution, delivery, and performance of this Agreement by BCI have been duly authorized by all necessary corporate actions on the part of BCI and its Shareholder. This Agreement has been duly executed and delivered by BCI and constitutes the legal, valid, and binding obligation of BCI, enforceable against BCI in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar law affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

3.3 **Absence of Conflicting Agreements or Consents**. Subject to obtaining those Consents listed on Schedule F, the execution, delivery, and performance of this Agreement, and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) to BCI's knowledge, do not require the consent of any third party; (b) will not conflict with any provision of the Articles of Incorporation or Code of Regulations of BCI; (c) will not conflict with, result in a breach of, or constitute a default under any applicable law known to BCI, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (d) to BCI's knowledge, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance requirement by the terms of any agreement, governmental authority, instrument, license, or permit to which BCI is a party or by which BCI is bound; and (e) will not create any claim, lien, charge, or encumbrance upon any of the Assets.

3.4 **Governmental Licenses**. Schedule B includes a true and complete list of the Governmental Licenses. BCI has delivered to Buyer true and complete copies of the Governmental Licenses. BCI is the authorized legal holder of the Governmental Licenses. To BCI's knowledge, the Governmental Licenses comprise all the licenses, permits, and other authorizations required from governmental and regulatory authorities for the lawful conduct of the business and operations of the Systems in the manner and to the full extent they are now conducted, and to BCI's knowledge, none of the Governmental Licenses is subject to any restriction or condition that would limit the operations of the Systems as they are now conducted. To BCI's knowledge, the Governmental Licenses are in full force and effect, and the operations of the Systems are in compliance therewith. BCI has no reason to believe that any of the Governmental Licenses would not be assignable to Buyer subject to any required approval of the granting authority in the ordinary course.

3.5 **Real Property.** Schedule C contains a complete description of all Real Property and BCI's interests therein, including street address, legal description, owner, and use. None of the Real Property is subject to any lien, mortgage, pledge, covenant, easement, restriction, encroachment, lease, charge, or other claim or encumbrance of any nature whatsoever placed on the Property by Seller that would adversely affect the use or usefulness of the Real Property in the operation of the Systems. BCI has delivered to Buyer true and complete copies of all leases or other instruments pertaining to the Real Property. To BCI's knowledge, all Real Property is in good condition and repair consistent with its present use, and available for immediate use in the conduct of the business and operations of the Systems. To BCI's knowledge, BCI has full legal and practical access to all Real Property. To BCI's knowledge, the Real Property described in Schedule C includes all easements, rights of way, and other real property interests necessary to conduct the business and operations of the Systems as they are now conducted. No Hazardous Material (as defined below) has been used, generated, manufactured, stored, treated, released or disposed of by BCI, or to BCI's actual knowledge without inquiry, by any other party, at, in, on or under the Real Property leased or owned by BCI for the business of operation of the Systems in violation of Environmental Law (as defined below). The term "Hazardous Material" means any substance or material that is or becomes regulated, defined or designated by any federal, state or local governmental authority as hazardous, extremely hazardous, imminently hazardous, dangerous or toxic, or as a pollutant, contaminant or waste, and shall include, without limitation, PCBs, asbestos, asbestos containing materials, oil and petroleum products and byproducts. The term, "Environmental Law" means all current and future federal, state and local statutes, regulations, ordinances and rules relating to (1) the emission, discharge, release or threatened release of Hazardous Material into the air, surface water, groundwater or land; (ii) the manufacturing, processing, use, generation, treatment, storage, disposal, transportation, handling, removal, remediation or investigation of Hazardous Material; or (iii) the protection of human health, safety or the indoor or outdoor environment, including without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Occupational Safety and Health Act, all amendments thereto, all regulations promulgated thereunder, and their state statutory and regulatory counterparts. The zoning classifications of the leased properties on which the Systems operate permit the operation of the Systems. The improvements on such leased properties have been constructed and are presently used and operated in compliance with all licenses and all legal requirements, and with all covenants, easements and restrictions affecting those properties, and all obligations of BCI with regard to the legal requirements, covenants, easements and restrictions have been and are being performed in a proper and timely manner.

3.6 **Personal Property.** Without material exception, Schedule D contains descriptions of all Personal Property. Except as set forth in Schedule D, and to BCI's knowledge, BCI owns and has good title to each item of Personal Property, and none of the Personal Property is subject to any security interest, mortgage, pledge, conditional

sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. To BCI's knowledge, the Personal Property is in good operating condition and repair (ordinary wear and tear excepted), and is available for immediate use in the business and operations of the Systems. The Personal Property listed in Schedule D includes all personal property currently used by BCI to conduct the business and operations of the Systems as they are now conducted.

3.7 **Contracts and Grants of Authority.** The Contracts and Grants of Authority listed in Schedule E comprise all Contracts and Grants of Authority used in the operation of the Systems, except Contracts entered into in the ordinary course of business that do not involve payments or receipts by BCI in excess of $1,000 individually or $5,000 in the aggregate. BCI has delivered to Buyer true and complete copies of all Contracts and Grants of Authority. To BCI's knowledge, other than the Contracts and Grants of Authority listed on Schedule E, BCI requires no contract, grant of authority, permit, lease, or other agreement to enable it to carry on its business as now conducted. All the Contracts and Grants of Authority are, and all Assumed Contract and Grants of Authority will be, as of the Closing Date, in full force and effect and to BCI's knowledge, are valid, binding, and enforceable in accordance with their terms. There is not under any Contract or Grant of Authority any default by any party thereto (including BCI) or any event that, after notice or lapse of time or both, would constitute a default. BCI is not aware of any intent by any party to any Contract or Grant of Authority: (a) to terminate or amend the terms thereof; (b) to refuse to renew the Contract or Grant of Authority upon expiration of its terms; or (c) to renew the Contract or Grant of Authority upon expiration only on terms and conditions that could be less advantageous to the Systems than those currently pertaining. Except for the need to obtain those Consents listed in Schedule F, BCI has full legal power and authority to assign its rights under the Contracts and Grants of Authority to Buyer in accordance with this Agreement. To BCI's knowledge and except as set forth on Schedule F, no Contract contains any unfulfilled requirement that BCI make any capital expenditures.

3.8 **Consents.** To BCI's knowledge, except for those Consents listed in Schedule F, no consent, approval, permit, or authorization or declaration to or filing with any governmental or regulatory authority or any other third party is required: (a) to render this Agreement and the transactions contemplated hereby valid and effective; (b) to permit this Agreement and the transactions contemplated hereby to be consummated; (c) to permit BCI to assign or transfer the Assets (including each of the Contracts and Grants of Authority) to Buyer; or (d) to enable Buyer to operate the Systems and the business of BCI in essentially the same manner that they are now conducted. BCI reasonably believes that all Consents will be obtained.

3.9 **Intangibles**. Schedule G is a true and complete list of all the Intangibles (exclusive of those required to be listed in Schedule B), all of which are valid, in good standing, and to BCI's knowledge uncontested. BCI has delivered to Buyer copies of all documents establishing the Intangibles. BCI, to its knowledge, is not infringing upon or otherwise acting adversely to any trademarks, trade names, copyrights, patents,

patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of BCI threatened, with respect thereto.

3.10 **Financial Statements and Tax Returns.** Schedule H contains copies of the following financial statements of BCI, all of which are complete and correct, have, except as shown on Schedule H, been prepared from the books and records of BCI in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Systems, and present fairly the financial condition, assets, liabilities, and results of operation of the Systems as at their respective dates and the results of operations for the periods then ended:

(a) Balance Sheets, as at December 31, 2008, December 31, 2009, January 31, 2010 and February 28, 2010;

(b) Statements of Income and Expense, for the twelve-month periods ended December 31, 2008 and December 31, 2009 and for the months of January and February, 2010; and

(c) Tax returns for the years 2008 and 2009.

None of the foregoing financial statements understates the true costs and expenses of conducting the business and operations of the Systems, fails to disclose any material contingent liability, or inflates the revenues of the Systems for any reason.

BCI has filed, in accordance with applicable law, all federal, state, county and local income and franchise tax returns and all real and personal property tax returns that are required to be filed. The information shown on the federal income tax returns delivered to Buyer is true, accurate, and complete and fairly presents the information purported to be shown. BCI has paid, or shall pay prior to the date it is due, all taxes owed by BCI on account of the Business.

3.11 **Insurance.** Schedule I is a true and complete list of all policies of insurance owned by BCI that insure any part of the Assets or the business of the Systems. All policies of insurance listed in Schedule I are in full force and effect. The insurance policies listed in Schedule I are adequate in amount with respect to, and for the full value (subject to customary deductibles) of the Assets, and insure the Assets and the business of the Systems against all foreseeable risk. No insurance policy of BCI has been canceled and no application of BCI for any insurance policy has been rejected during the past three years.

3.12 **Personnel.**

(a) Plans. BCI does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, nor has made, contributions to or

under any plan which provides post-retirement medical or health benefits with respect to employees or former employees of BCI. To the extent required by law, BCI has complied, and will have, as of the Closing, complied with the Worker Adjustment and Retraining Notification Act (WARN Act) in connection with the termination of BCI's employees.

(b) Agreements and Collective Bargaining. BCI is not a party to or subject to any collective bargaining agreement, multi-employer pension fund or other labor union agreement with respect to any persons employed by BCI in connection with BCI's operation of the Assets and with respect to the Systems. BCI has no written or oral contracts of employment with any employee of the Systems, other than those listed in Schedule E. No controversies, disputes, or proceedings are pending or, to the best of its knowledge, threatened, between it and any employees (singly or collectively) of the Systems. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Systems. There is no union campaign being conducted to solicit cards from employees to authorize a union to request a national labor Relations Board certification election with respect to any employees of the Systems.

(c) Liabilities. BCI has no liability of any kind to or in respect of any employee benefit plan, including withdrawal liability under Section 4201 of ERISA. BCI has not incurred any accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code of 1986. BCI has not failed to make any required contributions to any employee benefit plan. The Pension Benefit Guaranty Corporation has not asserted that BCI has incurred any liability in connection with any such plan. No lien has been attached and no person has threatened to attach a lien on any property of the BCI as a result of a failure to comply with ERISA.

3.13 **Claims and Legal Actions**. Except as set forth in schedule K, and except for investigations and rulemaking proceedings affecting the telecommunications industry generally, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or, to the knowledge of BCI, threatened, against or relating to BCI, its properties, the Assets, or the business of the Systems, nor does BCI know or have reason to be aware of any basis for the same. To its knowledge, there are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which BCI is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Systems.

3.14 **Compliance with Laws**. In its operation of the System and its ownership and maintenance of the Assets, to its knowledge, BCI has complied and is complying fully with the terms of all Governmental Licenses and Grants of Authority and with all laws, rules, regulations, and ordinances, including all trademark, trade name, or copyright rules and regulations, all building and zoning laws, codes, and regulations,

all rules and regulations of the Federal Aviation Administration relating to tower heights, and all laws relating to the employment of labor. To its knowledge, neither the ownership nor use of BCI's properties nor the conduct of its business conflicts with the rights of any other person or entity.

3.15 **Conduct of Business in Ordinary Course; Adverse Change.** Since December 31, 2009, BCI has conducted the business of the Systems only in the ordinary course and has not:

(a) Adverse Change. Suffered any material adverse change in the business, assets, properties, prospects, or condition (financial or otherwise) of BCI or the Systems, or any damage, destruction, or loss affecting any of the Assets used or useful in the conduct of the business of the Systems;

(b) Liens. Created, assumed, or suffered any mortgage, pledge, lien, or encumbrance on any of the Assets;

(c) Employee Compensation. Suffered any material increase in compensation payable or to become payable to any of the employees of BCI, or any bonus, with the exception of a small closing bonus to the BCI General Manager for a successful closing to be paid by Consolidated or payment made or promised to any employee of BCI, or any material change in personnel policies, insurance benefits, or other compensation arrangements affecting the employees of BCI;

(d) Dispositions. Suffered any sale, assignment, lease, material depletion of inventory, or other transfer of any of BCI's properties without suitable replacements being obtained therefore;

(e) Cancellation of Debts. Cancelled any debts owed to or claims held by BCI;

(f) Write-Down. Suffered any significant write-down of the value of any Assets or any significant write-off as uncollectible of any Accounts Receivable; and

(g) Rights. Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, grant of authority, or other intellectual property or proprietary right, or modified any existing right relating to the Systems.

3.16. **Information Regarding the Systems.**

(a) Subscribers. The Systems have at least one hundred sixty (160) wireless Subscribers and eleven hundred and fifty (1150) combined satellite, dial-up and DSL Subscribers.

(b) Rates; Fees; Reports; Signals. Schedule L sets forth or includes:

(1) The rates being charged by BCI to Subscribers for each class of service for each of the Systems;
(2) All fees for Grants of Authority and all fees or payments relating to the use of access points and/or tower sites;
(3) A list of all reports filed by BCI with the FCC or any other governmental agency or municipal authority within the past three years in connection with the operation of the Systems;
(4) A list of all signals and services carried and delivered by the Systems;
(5) A list of all aeronautical frequencies (together with geographic coordinates, radius, and power levels) used by BCI in connection with the Systems; and
(6) The number of Subscribers, by type, in each System.

(c) Accounts. To BCI's knowledge, all the account balances of Subscribers to the Systems are actual and bona fide receivables representing obligations for the total dollar amount thereof, as shown on the books of BCI, resulted from the regular course of the BCI's business, and are fully collectible in accordance with their terms, subject to no offset or reduction whatsoever. BCI has no monetary obligations or liabilities to any of its Subscribers except with respect to the deposits and prepayments disclosed in Exhibit E. Uncollectable Accounts Receivable may be set off by Buyer from the Note at any time prior to payment in full. If any amount is set off against a Note due to Buyer's belief that the account receivable is uncollectible, Buyer shall assign that account to BCI.

(d) Operational Order. The Systems have been and, to BCI's knowledge, are fully operational with all required electronics, are in good working order, and are delivering a signal of good quality and strength to all Subscribers using only the Assets. To BCI's knowledge, the Systems, when fully loaded, will perform to minimum standards of FCC rules and regulations.

Signal Carriage; Aeronautical Frequencies. To its knowledge, BCI has the legal right and authority, including all necessary authorizations from the FCC, to carry and continue to carry and use in the conduct of the business of the Systems all the signals and transmissions now being carried. No notices or demands (oral or written) have been received from the FCC, or from any other person or entity challenging the right of BCI to carry or deliver any signal. BCI has obtained all required FCC clearances for the operation of the Systems in all necessary aeronautical frequency bands.

3.17 Broker. Neither BCI nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based.

3.18 Full Disclosure. BCI and Shareholder are not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete.

SECTION 4. <u>REPRESENTATIONS AND WARRANTIES OF BUYER</u>

Buyer represents and warrants to BCI as follows:

4.1 **<u>Organization, Standing, and Authority</u>.** Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana. On the Closing Date, Buyer will be duly qualified to conduct its business in the State of Indiana. Buyer has the requisite power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.

4.2 **<u>Authorization and Binding Obligation</u>**. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

4.3 **<u>Absence of Conflicting Agreements and Required Consents</u>**. Subject to obtaining the Consents, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with the by-laws of the Buyer; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

4.4 **<u>Broker</u>**. Neither Buyer nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based.

4.5 **<u>Full Disclosure</u>**. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Buyer is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing

representations not to be true and complete on the date of such event or occurrence as if made on that date.

SECTION 5. COVENANTS OF BCI

5.1 **Pre-Closing Covenants.** BCI covenants and agrees that from and after the close of the financial period ending December 31, 2009 as reflected by the financial statements provided pursuant to Section 3.10 above and between the date hereof and the Closing Date, BCI has conducted, and will conduct, its business diligently, in the ordinary course, and in such a manner so that the representations and warranties contained in Section 3 shall continue to be true on and as of the Closing Date as if made on and as of the Closing Date, and, except with the prior written consent of Buyer, BCI has acted, and will act, in accordance with the following:

(a) Contracts. With the exception of the North Western Electric Cooperative WildBlue subscriber acquisition discussed on the March 5, 2010 conference call, BCI will not enter into any contract or commitment relating to the Systems or the Assets, or amend or terminate any Contract of Grant of Authority (or waive any substantial right thereunder), or incur any obligation (including obligations relating to the borrowing of money or guarantee of indebtedness).

(b) Encumbrances. BCI will not create, assume, or permit to exist any mortgage, pledge, lien, or other charge or encumbrance of rights affecting any of the Assets, except for those in existence on the date of this Agreement and disclosed in Schedules B and C and except for mechanics' liens and other similar liens which will be discharged prior to the Closing Date.

(c) Dispositions. BCI will not sell, assign, lease, or otherwise transfer or dispose of any of the Assets except in the ordinary course of business where no longer used or useful or in connection with the acquisition of replacement property of equivalent kind and value.

(d) Governmental Licenses and Grants of Authority. BCI will not cause or permit, by any act or failure to act, any of the Governmental Licenses or Grants of Authority to expire or to be surrendered or modified, or take any action that would cause any governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Governmental Licenses or Grants of Authority, or fail to prosecute with due diligence any pending applications to any governmental authority in connection with the operation of the Systems, or take any other action within its control that would result in the Systems being in noncompliance with the requirements of any law, the rules and regulations of any governmental authority, or the terms of any Governmental License or Grant of Authority.

(e) Consents. BCI will obtain the Consents, without any change in the terms or conditions of any Contract that could be less advantageous to the Systems than

those pertaining under the Contract as in effect on the date hereof. BCI will promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

(f) Books. BCI will maintain the books and records of the Systems in accordance with prior practice.

(g) Access to Information. BCI will give to Buyer and its counsel, accountants, engineers, and other authorized representatives, reasonable access to the Assets, to the officers, employees, and agents of BCI, and to all books and records relating thereto, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to the Assets and BCI that they reasonably request (including any financial reports and operations reports produced with respect to the Systems).

(h) Notification. BCI will give Buyer prompt written notice of any material change in any of the information contained in its representations and warranties in this Agreement or in the Schedules referred to herein and of any occurrence involving the Systems or any Assets and not arising in the ordinary course of the Systems' business.

(i) Maintenance of Assets. BCI will maintain all of the Systems' property and Assets or replacements thereof in their present condition as represented in this Agreement, ordinary wear and tear excepted. BCI will maintain supplies of inventory and spare parts consistent with past practice. If any loss, damage, impairment, confiscation, or condemnation to any of the Assets occurs, BCI shall repair, replace, or restore the Assets to their prior condition as represented herein as soon thereafter as possible, and BCI will use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

(j) Compliance with Laws. BCI will comply with all laws, rules, and regulations. Upon receipt of notice of violation of any law, rule, or regulation, BCI will contest in good faith or cure the violation prior to the Closing Date.

(k) Insurance. BCI will maintain in force the existing hazard and liability insurance policies, or comparable coverage, for the Systems and the Assets as set forth in Schedule I hereto, and it will use the proceeds of any claims for loss payable under those insurance policies to repair, replace, or restore any of the Assets destroyed by fire or other casualty to their former condition as soon as possible after the loss.

(l) Financial Information. Within fifteen business days after the close of each calendar month, BCI will furnish to Buyer an unaudited statement of income and expense of BCI for the month and an unaudited balance sheet of BCI as at the close of the month. Except as set forth on Schedule H, the financial statements to

be delivered hereunder shall be complete and correct, shall be prepared in accordance with generally accepted accounting principles applied and maintained on a basis consistent with prior periods, shall accurately reflect the books, records, and accounts of the Systems, and shall present fairly the financial condition, assets, liabilities, and results of operations of the Systems as of the dates and for the periods indicated. BCI shall furnish to Buyer as it becomes available any other information prepared by BCI concerning the financial condition of the Systems.

(m) Preservation of Business. BCI will preserve the business and organization of the Systems intact and use its best efforts to keep available to the Systems their present employees and to preserve for the Systems their present relationships with suppliers and customers and others having business relations with them, to the end that the business, operations, and prospects of the Systems shall be unimpaired at the Closing Date. The ordinary and customary operating, marketing, promotional, sales, and advertising practices of the Systems shall be maintained.

(n) Collection of Accounts Receivable. BCI shall collect its Accounts Receivable only in the ordinary course consistent with its past practices and without extraordinary efforts of any kind.

(o) Rates. BCI will not directly or indirectly modify or amend any rate, charge, deposit, or other material condition under which it does business with its Subscribers and potential Subscribers.

(p) No Inconsistent Action. BCI will not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

(q) Financing Leases. BCI will satisfy prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by BCI pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

5.2 **Closing Covenant**. On the Closing Date, if the conditions set forth in Section 8.2 have been satisfied, BCI shall transfer, convey, assign, and deliver to Buyer the Assets as provided in Section 2 of this Agreement and make the deliveries provided in Section 9.2 of this Agreement.

SECTION 6. CLOSING COVENANT OF BUYER

On the Closing Date, if the conditions set forth in Section 8.1 have been satisfied, Buyer shall purchase the Assets from BCI as provided in Section 2 of this Agreement and shall make the deliveries provided in Section 9.3 of this Agreement.

SECTION 7. SPECIAL COVENANTS AND AGREEMENTS

7.1 **Risk of Loss.** The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by BCI at all times prior to the Closing.

7.2 **Reserved.**

7.3 **Confidentiality**. Each party hereto will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement, except as and to the extent required by applicable law and, in the case of Buyer, as disclosure may be reasonably required in connection with Buyer's review and financing of this transaction. If this Agreement is terminated, each party will return to the other party all information obtained from the other party in connection with the transactions contemplated hereby.

7.4 **Cooperation.** Buyer and BCI shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their obligations under this Agreement, and Buyer and BCI will use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

7.5 **Access.** For a period of five years after the Closing Date, BCI shall provide Buyer access and the right to copy any books and records relating to the Assets that are not included in the Assets, and Buyer will provide BCI access to any books and records relating to the Assets that are included in the Assets.

7.6 Covenant Not to Compete.

(a) BCI. In consideration of the sums to be paid pursuant to the terms of this Agreement, and in order to protect the Assets (and the value of the Assets), BCI and Shareholder agree that if the Closing occurs they shall not, either, directly or indirectly through other persons or their respective affiliates, engage in, carry on, or be connected to a like-kind telecommunications business (such as Last-Mile Wireless), with the exception of the requirements set forth in Consolidated's ARRA Middle Mile Fiber project, in the States of Indiana or Ohio (the "Restricted Territory"); provided, however, nothing herein shall prohibit BCI or Shareholder from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of any corporation that engages in such business, so long as (i) BCI or Shareholder have no active participation in the business of such corporation, and (ii) such stock is traded on a nationally-recognized stock market or on NASDAQ. The provisions of this Section 7.6 shall be binding upon BCI and Shareholder for a period of three (3) years from the date of the Closing and shall apply to the Restricted Territory. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.6, any term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable to the greatest extent possible by such court or agency. BCI represents and warrants that the Shareholder signing this Agreement below as to

this Section 7.6 comprises all of the shareholders of BCI. Notwithstanding the foregoing, if Shareholder is merged into or substantially all of its assets are acquired by a third party, this noncompetition provision shall not apply to any operation being conducted by such third party at the time of merger or acquisition.

(b) Other Provisions. For purposes of this Section, an affiliate means (a) any partnership, corporation, or other entity directly or indirectly controlling, controlled by, or under common control with BCI or Shareholder signing below, or (b) any officer, director, manager, trustee, or principal of BCI or of any partnership, corporation, or other entity that is an affiliate under this definition. The parties acknowledge and agree that the covenants set forth in this Section 7.6 are ancillary to the sale of the Assets and are reasonable and necessary to protect Buyer's purchase of the Assets.

SECTION 8. CONDITIONS TO OBLIGATIONS OF BUYER AND BCI

8.1 **Conditions to Obligations of Buyer.** All obligations of Buyer at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Representations and Warranties. All representations and warranties of BCI contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

(b) Covenants and Conditions. BCI shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Consents. All Consents shall have been obtained and delivered to Buyer, without any change in the terms or conditions of any Contract that could be less advantageous to the Systems than those pertaining under the Contract as in effect on the date hereof.

(d) Governmental Authorizations. BCI shall be the holder of all Grants of Authority and Governmental Licenses, and there shall not have been any modification of any of the Grants of Authority or Governmental Licenses that could have an adverse effect on the Systems or the conduct of its business and operations. No proceeding shall be pending, the effect of which would be to revoke, cancel, fail to renew, suspend, or modify adversely any of the Grants of Authority or Governmental Licenses.

(e) System. At the Effective Time, the Systems shall have at least one hundred sixty (160) wireless Subscribers and eleven hundred and fifty (1150) combined satellite, dial-up and DSL Subscribers.

(f) Deliveries. BCI shall have made or stand willing to make all the deliveries to Buyer set forth in Section 9.2.

8.2. **Conditions to Obligations of BCI.** All obligations of BCI at the Closing hereunder are subject at BCI's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

(b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 9.3.

SECTION 9. CLOSING AND CLOSING DELIVERIES.

9.1 **Closing**.

(a) Closing Date. The Closing shall take place at 10:00 a.m. on a date to be set by Buyer which is within thirty days following the satisfaction or waiver of all conditions to closing set forth in this Agreement.

(b) Closing Place. The Closing shall be held at the offices of the Seller in Delaware, Ohio, or any other place that is agreed upon by Buyer and BCI.

9.2 **Deliveries by BCI**. Prior to or on the Closing Date, BCI shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a) Transfer Documents. Duly executed warranty deeds, bills of sale, assignments, and other transfer documents which shall be sufficient to vest good title to the Assets in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations except as permitted in this Agreement;

(b) Consents. A manually executed copy of each Consent;

(c) Resolutions. Copies of resolutions adopted by the Board of Directors and, if required, shareholders of BCI, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of BCI as being true and complete on the Closing Date;

(d) Certificate of Compliance. A certificate, dated as of the Closing Date, executed by the President of BCI, certifying: (1) that BCI has obtained proper corporate authorization, including the consent of stockholders, necessary to the consummation of this Agreement; (2) that the representations and warranties of BCI contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (3) that BCI has, in all material respects, performed and complied with all of its obligations,

covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

(e) Certificate as to Systems. A certificate, dated as of the Closing Date, executed by the President of BCI, certifying: (1) the number of Subscribers, by type, of the Systems as of the Closing Date; and (2) the standard average service rate charged to individual subscribers of such system during the last full calendar month preceding the month in which the Closing Date occurs;

(f) UCC Search. A search for UCC-1 filings in the records of the Secretary of State of the State of Ohio and any appropriate local filing office and in the records of each county in which any of the Assets are located;

(g) Reserved.

(h) Licenses, Contracts, Business Records, Etc. Copies of all Grants of Authority, Governmental Licenses, Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records, and all files and records used by BCI in the operations of the System; and

(i) Accounts Receivable. A complete and accurate list of the Accounts Receivable, including, with respect to each account Receivable, the account number, date of issuance, name and address of account debtor, aggregate amount, and balance due, together with any resolution or other documents that Buyer reasonably requests to permit Buyer to deposit any collections on any Accounts Receivable into its bank accounts.

9.3 **Deliveries by Buyer.** Prior to or on the Closing Date, or subsequent to the Closing Date as may be provided in Section 2.3 above, Buyer shall deliver to BCI the following, in form and substance reasonably satisfactory to BCI and its counsel:

(a) Consideration. The consideration for the Assets as provided in Section 2.3, subject to Sections 2.2(c) and 2.3(b) above;

(b) Assumption Agreement. An assumption agreement, pursuant to which Buyer will assume and undertake to perform BCI's obligations under the Assumed Contracts and Grants of Authority arising after the Effective Time, to the extent specified in Section 2.4; and

(c) Certificate of Compliance. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has, in all material respects, performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

SECTION 10. TERMINATION

This Agreement may be terminated by either Buyer or BCI, if the terminating party is not then in material default, upon written notice to the other party, upon the occurrence of any of the following:

(a) Conditions. If on the Closing Date any of the conditions precedent to the obligations of the terminating party set forth in this Agreement have not been satisfied or waived in writing by the terminating party.

(b) Judgments. If there shall be in effect on the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing of this Agreement.

(c) Upset Date. If the Closing shall not have occurred prior to March 31, 2010, provided, however that Buyer or Seller may elect to extend this date by 30 days upon giving written notice to other party pursuant to section 13.2 herein.

SECTION 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

11.1 **Representation and Warranties.** All representations, warranties and covenants not to compete contained in this Agreement shall be deemed continuing representations, warranties and covenants and shall survive the Closing for a period of one (1) year. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained herein. No notice or information delivered by BCI pursuant to Section 5.1(g) or Section 5.1(h) shall modify or limit any of BCI's representations and warranties, affect Buyer's right to rely on any representation or warranty made by BCI, or relieve BCI of any obligations hereunder as the result of a breach of any of its representations and warranties.

11.2 **Indemnification by BCI.** BCI agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

(a) Breach. Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or non-fulfillment of any covenant by BCI contained herein or in any certificate, document, or instrument delivered to Buyer hereunder;

(b) Obligations. Any and all obligations of BCI not assumed by Buyer pursuant to the terms of this Agreement, including any and all liabilities arising at any time under any Contract or Grant of Authority not included in the Assumed Contracts and Grants of Authority;

(c) Ownership. Any and all losses, liabilities, or damages resulting from the operation or ownership of the Systems prior to the Effective Time, including any and all liabilities arising under the Grants of Authority, Governmental Licenses, or the Contracts which relate to events occurring prior to the Effective Time; and

(d) Knowledge of Buyer. Buyer shall not be entitled to indemnity under this Agreement for any claim that Buyer had actual knowledge of prior to the Effective Time and, despite that actual knowledge proceeded to Closing.

(e) Limitation of Liability. Neither BCI nor Shareholder shall have any obligation to indemnify Buyer for damages specified in Section 11 unless and until the Buyer shall have incurred damages in an aggregate amount in excess of Ten Thousand Dollars ($10,000).

Moreover, no claim for indemnification of damages (whether in an action for indemnification hereunder or otherwise) may be made by Buyer hereunder to the extent the aggregate damages claimed (including any damages previously recovered) by the Buyer, taken as a whole, exceed Forty-Five Thousand Dollars ($45,000).

(f) Further Limitation. THE LIABILITY OF ANY PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT DAMAGES ACTUALLY SUSTAINED, AND NO PARTY SHALL BE LIABLE TO THE OTHERS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES OR LOSSES, INCLUDING LOST PROFITS, REVENUE, AND OPPORTUNITY COSTS.

(g) Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

11.3 **Indemnification by Buyer.** Buyer hereby agrees to indemnify and hold BCI harmless against and with respect to, and shall reimburse BCI for:

(a) Breach. Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to BCI hereunder;

(b) Ownership. Any and all losses, liabilities, or damages resulting from the operation or ownership of the Systems after the Effective Time, including any and all liabilities arising under the Governmental Licenses or the Assumed Contracts and Grants of Authority which relate to events occurring after the Effective Time, but in all instances excluding any liabilities arising under any Excluded Assets;

(c) Limitation of Liability. Except for a default in the payment of the Purchase Price and the Assumed Contracts, Buyer shall have no obligation to indemnify BCI for damages specified in Section 11 unless and until the BCI shall have incurred damages in an aggregate amount in excess of Ten Thousand Dollars ($10,000).

Moreover, no claim for indemnification of damages (whether in an action for indemnification hereunder or otherwise) may be made by BCI hereunder to the extent the aggregate damages claimed (including any damages previously recovered) by the BCI, taken as a whole, exceed Forty-Five Thousand Dollars ($45,000); and

(d) Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

11.4 **Procedure for Indemnification.** The procedure for indemnification shall be as follows:

(a) Notice. The party claiming indemnification pursuant to this Agreement (the "Claimant") shall promptly give notice to the party from whom indemnification is claimed (the "Indemnitor") of any claim, whether solely between the parties or brought by a third party, specifying the factual basis for the claim, and the amount of the claim.

(b) Investigation. With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c) Control. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to the claim.

SECTION 12. CERTAIN REMEDIES

12.1 **Specific Performance.** The parties recognize that if BCI refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, BCI shall waive the defense that there is an adequate remedy at law.

12.2 **Attorneys' Fees**. In the event of a default by BCI or Buyer which results in the filing of a lawsuit for damages, specific performance, or other remedy, the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred.

SECTION 13. MISCELLANEOUS

13.1 **Fees and Expenses.** BCI shall pay any filing fees, transfer taxes, sales taxes, document stamps, or other charges levied by any governmental entity on account of the transfer of the Assets from BCI to Buyer. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

13.2 **Notices**. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the earlier of the date of receipt (as shown on the return receipt) or refusal of delivery if mailed by registered or certified mail, postage prepaid and return receipt requested, in each case addressed as follows:

If to BCI:	Bright Choice, Inc. 5255 State Route 95 Mount Gilead, Ohio 43338 Attention: Mr. Jerry Lauer
If to Buyer:	Omnicity, Incorporated P.O. Box 8 Rushville, Indiana 46173 Attention: Mr. Gregory Jarman

Or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 13.2

13.3 **Benefit and Binding Effect**. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that, without the prior written consent of BCI, Buyer may assign its rights under this Agreement to

any entity controlling, controlled by or under common control with Buyer or any successor of Buyer by way of merger, acquisition, reorganization or other similar corporate transaction (including, without limitation, its parent corporation, Omnicity Corp), and, upon the assumption by such assignee of all liabilities and obligations of Buyer hereunder, Buyer shall be released from all liabilities and obligations to BCI pursuant to this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.4 **Further Assurances.** The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of BCI, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

13.5 **Governing Law**. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Indiana (without regard to the choice of law provisions thereof).

13.6 **Headings**. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

13.7 **Gender and Number**. Words used herein regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

13.8 **Entire Agreement.** This Agreement, all schedules and exhibits hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and BCI with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

13.9 **Counterparts.** This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by Buyer, BCI and Consolidated as of the date first written above.

BUYER:

OMNICITY, INCORPORATED

By: ______________________
Greg Jarman, President

BCI:

Bright Choice, Inc.

By: ______________________
Jerry Lauer, President

CONSOLIDATED:

Consolidated Electric Cooperative, Inc.

By: ______________________
Jerry Lauer, President

SCHEDULES

A. Systems (One paragraph defining each of the following):
   1. A description of the Systems as defined in the Agreement, showing the number of serviceable homes, Subscribers and signal strengths associated with each tower or hard wire or fiber feeder (e.g. System A is tower located at (coordinates and address), covering (100) homes with a minimum signal level of -xxx dbmv, serving 25 Subscribers (list number at each level of service and rate).
   2. Monitoring
   3. Billing
   4. Email
   5. Hosting
   6. Ticketing
   7. any other automation

B. Governmental Licenses (List if any)

C. Real Property
   1. Rented Office/Storage Contracts
   2. Owned Towers

D. Personal Property (Fixed Asset Listing, Inventory Listing)
   1. Fixed Asset Listing
   2. Inventory Listing

E. Assumed Contracts and Grants of Authority
   1. Tower Contracts
   2. Access Contracts (fiber, Internet)
   3. Subscribers Contracts
   4. Deposits and prepayments collected from Subscribers

F. Consents - Board

G. Intangibles – [List all]

H. Financials – Current month and YTD financials

I. Insurance – Copies of all current insurance plans

J. Employees and Plans

1. Name
2. Address
3. Pay
4. Job Description
5. Insurance Packages

K. Claims and Legal Actions – Listing any and all

L. Rates, Fees, Reports, and Signals

1. List current rates in use

EXHIBITS

A. Promissory Note

B. Form 8594